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NEWS RELEASE                                                             . . . .
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(BW)(CITYSCAPE)(CTYS) Cityscape offers $300 million of its Senior Notes due 2004

               Business Editors

               ELMSFORD, N.Y. -- (BUSINESS WIRE) -- April 28, 1997 -- Cityscape Financial Corp. (Nasdaq:CTYS) today announced that it is offering in a private placement $300 million in aggregate principal amount of its Senior Notes due 2004. The Notes are noncallable for four years. The offering is scheduled to be completed in early May.
        The proceeds from the offering will be used to repay indebtedness and for general corporate purposes.
        The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an applicable exemption from such registration requirements.
        Cityscape Financial Corp. is a consumer finance company that, through its wholly-owned subsidiaries, Cityscape Corp. and Cityscape (UK) Ltd., is engaged in the business of originating, purchasing, selling and servicing mortgage loans in the United States and the United Kingdom, secured primarily by one- to four- family residences. Cityscape was founded in 1985 and is headquartered in Elmsford, New York, with regional processing offices in California, Georgia, Illinois and Virginia.


        --30--rg/ng*

        CONTACT: Robert C. Patent, EVP
                 Tim S. Ledwick, CFO
                 Cityscape Financial Corp.
                 (914) 592-6677
                        or
                 Michele Katz/Geoffrey Buscher/Jason Langer
                 Press: Stan Froelich/Elisabeth Philippe
                 Morgen-Walke Associates
                 (212) 850-5600

                 [MORGEN-WALKE ASSOCIATES, INC. LETTERHEAD]
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